Exhibit 10.2.4

SandRidge Energy, Inc.
ID: 20-8084793
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Performance Units: Notice of Grant of Award and Award Certificate
July 1, 2013 to December 31, 2015 Performance Period

[name]	Award Number:	[number]
[address]	Plan:	2009 Incentive Plan
[address]	ID:	[ID]

Effective [date], (the “Grant Date”), you have been granted an award of [number] Performance Units under the SandRidge Energy, Inc. 2009 Incentive Plan (as amended from time to time) (the “2009 Incentive Plan”), for the performance period from [date] through [date] (the “Performance Period”). Subject to the provisions of the attached agreement, the award is scheduled to vest in increments on the date(s) shown below.

Percentage of Units	Vesting Dates
33%	December 31, 2013
33%	December 31, 2014
Remainder	December 31, 2015

This award is granted under and governed by the terms and conditions of the 2009 SandRidge Energy, Inc. Incentive Plan and Performance Unit Award Certificate. The Award Certificate shall be deemed accepted, unless you provide written notice to the Company within ten (10) business days following the grant date stating that you do not wish to accept this award. A copy of the 2009 Incentive Plan can be found under the Company Information – Documents tabs of your E*TRADE account.

SandRidge Energy, Inc.
Performance Unit Award Certificate
Granted Under 2009 Incentive Plan
July 1, 2013 to December 31, 2015 Performance Period
This Award Certificate is granted by SandRidge Energy, Inc., a Delaware corporation (the “Company”), to the Participant. This Award Certificate consists of the following Award Agreement and the “Notice of Grant Award” attached as the cover sheet to this Award Certificate, which identifies the Participant and the Grant Date of this Award.
In consideration of services performed, and to be performed, by the Participant for the Company, the Company makes this Award of Performance Units to the Participant. This Certificate, the Performance Units, and any payment with respect to the Performance Units are conditioned on the following terms and the terms of the SandRidge Energy, Inc. 2009 Incentive Plan (as amended from time to time) (the “Plan”), which are incorporated into this Award Certificate by reference:
1.Grant. The Company hereby grants to the Participant the number of Performance Units on the Grant Date, both of which are indicated in the Notice of Grant Award to which this Certificate is attached. A Performance Unit does not represent an equity (or any other) interest in the Company and carries no voting rights. The Performance Unit applies with regard to the Performance Period (as defined in the Notice of Grant Award and subject to adjustment as provided in paragraph (4)).
2.    Performance Unit. The value of a Performance Unit is based on the relative position of the average total shareholder return (“TSR”) of the Company’s Common Stock during the Performance Period, compared to the TSR of each Energy Peer Company during the same Performance Period, as provided in the following table:

Relative TSR* Position Compared to Energy Peer Companies	Value of Performance Unit**
Below 25th Percentile	$0
25th Percentile	$50
50th Percentile	$100
75th Percentile or Higher	$200

*TSR will be determined using the volume-weighted average share price of the relevant share during the 20 business day period ending on the first and last business days of the Performance Period, and assuming that any dividends paid are reinvested as of the ex-dividend date.
** The value of the Performance Unit shall be adjusted by straight-line interpolation for a Relative TSR Position between 25th Percentile and 50th Percentile, and between 50th Percentile and 75th Percentile; provided, however, that the maximum value of each

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Performance Unit is $100 if the absolute TSR for Company stock is negative (i.e., without comparison to the TSR of the Energy Peer Companies).
The group of Energy Peer Companies shall be Cabot Oil & Gas Corp., Cimarex Energy Co., Concho Resources Inc., Continental Resources Inc., Denbury Resources Inc., Energen Corp., Energy XXI Ltd., EQT Corp., Linn Energy LLC, Newfield Exploration Co., Pioneer Natural Resources Co., QEP Resources Inc., Range Resources Corp., SM Energy Co., Southwestern Energy Co., Ultra Petroleum Corp., Whiting Petroleum Corp., and WPX Energy; provided however, that the Compensation Committee may remove any such company from the group if the such company ceases to be a peer company (e.g., by merger or other corporate transaction or by ceasing to be a publicly-traded company).
3.    Payment. The value of each vested Performance Unit shall be paid in a single cash payment to the Participant (or, if the Participant is not living at the time of payment, to the Participant’s beneficiary). Such payment shall be made within 60 days after the end of the Performance Period, except as otherwise provided in paragraph 4(b) or 4(c); provided that, to the extent required by section 162(m) of the Code, no payments will be made until the Compensation Committee certifies that the performance goals have been attained.
4.    Vesting Period. The Performance Units set forth in this Award Certificate shall vest (rounded down to the nearest whole unit) in accordance with the vesting schedule provided in the Notice of Grant Award, subject, however, to the following rules:
(a)    Except as provided in subsection (c) below, if the Participant’s employment or service with the Company terminates before the applicable vesting date, then all unvested Performance Units shall be canceled immediately and shall not be payable. A Participant’s interruption of service on an approved leave of absence shall not be considered a termination of the Participant’s employment or service with the Company.
(b)    Upon the occurrence of a Change in Control (as defined in the Plan, including the amendment to such definition adopted effective July 15, 2013), including during a Participant’s approved leave of absence, on or before the last day of the Performance Period, all Performance Units shall become 100% vested upon the Change in Control and paid out based on actual performance, after adjusting the Performance Period to end on the last business day immediately prior to the Change in Control. Payment shall be made within 30 days after the Change in Control.
(c)    If, before the end of the Performance Period, the Participant’s employment or service with the Company terminates by reason of the Participant’s death or Disability, all Performance Units shall become 100% vested upon the Participant’s death or Disability, and be paid out at the 50th percentile value within 30 days after the death or Disability.
(d)    Following any payment made under paragraph 4(b) or (c), the Participant will have no further rights with respect to the Performance Units, and no additional amounts will be due or paid with respect to such Performance Units.

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(e)    For purposes of any vesting acceleration provision in an agreement or arrangement between the Participant and the Company (such as acceleration of vesting upon termination of employment), the Performance Unit will be considered equity-based compensation and entitled to the same treatment as other equity-based compensation, including performance shares or other equity-based units.
5.    No Transfer. The Participant may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units described in this Award Certificate.
6.    No Rights of the Participant as a Stockholder. The Participant, by virtue of receipt or vesting of Performance Units, shall have no rights related to any stock of the Company, such as the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company.
7.    Withholding Taxes.
(a)    The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance, vesting, or payment pursuant to the Performance Units.
(b)    The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Award.
8.    Miscellaneous.
(a)    No Rights to Employment. The Participant acknowledges and agrees that the vesting set forth in Section 2 shall apply only if the Participant provides continuous services to the Company during the Performance Period, and that any such services (as an employee or otherwise) remain at the will of the Company. The Participant further acknowledges that nothing in this Award Certificate or the Plan constitute an express or implied promise of continued engagement as an employee or consultant.
(b)    Severability. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate, and each other provision of this Award Certificate shall be severable and enforceable to the extent permitted by law.
(c)    Waiver. Any provision for the benefit of the Company contained in this Award Certificate may be waived, either generally or in any particular instance, by the Compensation Committee or its authorized delegees.
(d)    Binding Effect. This Award Certificate shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

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(e)    Entire Agreement. This Award Certificate and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Award Certificate.
(f)    Amendment. The Company may revoke this Award Certificate at any time during the Performance Period if the Award Certificate is determined by the Company to be contrary to law and, in that event, the Company may give notice to the Participant that the Performance Units are to be assigned to the Company following the date of the notice. The Company may also modify this Award Certificate to the extent necessary to bring the Award Certificate into compliance with any applicable and mandatory law or regulation. The Compensation Committee shall obtain the Participant’s consent before it amends this Award Certificate to the extent required under the terms of the Plan.
(g)    Governing Law. This Award Certificate shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
(h)    Participant’s Acknowledgments. The Participant shall be deemed to have accepted this Award Certificate unless the Participant provides written notice to the Company, within ten (10) business days following the Grant Date, that the Participant does not wish to accept the Award. By accepting this Award Certificate, the Participant acknowledges that he or she: (1) has read this Award Certificate; (2) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award Certificate; (3) understands the terms and consequences of this Award Certificate; and (4) is fully aware of the legal effect of this Award Certificate.
(i)    Tax Issues. This award of Performance Units is intended to be exempt from Section 409A of the Code and the provisions hereof shall be interpreted and administered consistently with such intent. This award is intended to qualify as a performance-based award within the meaning of Section 162(m) of the Code and Section 6.7 of the Plan.
SANDRIDGE ENERGY, INC.

By:
Title:

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